EXHIBIT 4.1

Prepared by Paul J. Leighton
666 Grand Avenue, 29th Floor
Des Moines, Iowa 50309

INSTRUMENT
OF
CANCELLATION, DISCHARGE, RECONVEYANCE AND TRANSFER
DATED AS OF MAY 17, 2004
UNDER
THE INDENTURE OF MORTGAGE AND DEED OF TRUST
DATED AS OF MARCH 1, 1947, AS AMENDED AND SUPPLEMENTED
BY AND BETWEEN
IOWA-ILLINOIS GAS AND ELECTRIC COMPANY, AN ILLINOIS CORPORATION,
(MIDAMERICAN ENERGY COMPANY, SUCCESSOR)
AND
HARRIS TRUST AND SAVINGS BANK, AN ILLINOIS CORPORATION
(BNY MIDWEST TRUST COMPANY, SUCCESSOR)
TRUSTEE
AND
LYNN LLOYD
(C. POTTER, SUCCESSOR)
INDIVIDUAL TRUSTEE

THIS Instrument of Cancellation, Discharge, Reconveyance and Transfer dated as of May 17, 2004, under the Indenture of Mortgage and Deed of Trust (“Indenture”), dated as of March 1, 1947, as amended and supplemented, by and between Iowa-Illinois Gas and Electric Company, an Illinois corporation (“Iowa-Illinois”) (MidAmerican Energy Company, an Iowa corporation (“MidAmerican Energy”), successor), having its principal place of business in Des Moines, Iowa, and Harris Trust and Savings Bank, an Illinois corporation (BNY Midwest Trust Company, an Illinois corporation, successor to Harris Trust and Savings Bank), having its principal place of business in the City of Chicago, State of Illinois, Trustee (“Trustee”) and Lynn Lloyd (C. Potter, successor to Lynn Lloyd), Individual Trustee (the Trustee and the Individual Trustee being hereinafter referred to as the “Trustees”), under the Indenture.

WITNESSETH:
WHEREAS, Iowa-Illinois has heretofore executed and delivered to the Trustees the Indenture to secure the bonds of Iowa-Illinois, and, at various dates thereafter, Iowa-Illinois has heretofore executed and delivered Thirty Supplemental Indentures (designated the “First Supplemental Indenture,” the “Second Supplemental Indenture,” etc., as the case may be) (and recorded as shown on the attached Exhibit A), and thirty series of bonds were created and issued under the Indenture; and

WHEREAS, effective July 1, 1995, Midwest Resources Inc., an Iowa corporation, Midwest Power Systems Inc., an Iowa corporation, and Iowa-Illinois were validly and legally merged with and into MidAmerican Energy, the surviving entity of such merger; and

WHEREAS, MidAmerican Energy and the Trustees executed and delivered the Thirty-First Supplemental Indenture dated as of July 1, 1995, pursuant to which MidAmerican Energy assumed to make due and punctual payment of the principal of and interest on all of the bonds issued under the Indenture and agreed to perform and fulfill the covenants and conditions of Iowa-Illinois under the Indenture and the indentures supplemental thereto required to be kept or performed by Iowa-Illinois, and made certain grants and assurances and entered into certain covenants contemplated thereby; and

WHEREAS, the Company (as defined in the Indenture), its successors and assigns have paid or caused to be paid the principal of and interest on all bonds heretofore issued under the Indenture, together with the premium, if any, payable on such of said bonds as may have been called for redemption prior to maturity, or have provided for the payment thereof by depositing with the Trustees the entire amount due or to become due thereon for principal, interest and premium, if any, and the Company, its successors and assigns have also paid or caused to be paid all other sums theretofore payable by the Company under the Indenture; and

WHEREAS, the Indenture and the estate and rights thereby granted have ceased, determined and become void; and

WHEREAS, the Trustees have received the certificate and opinion of counsel referred to in Section 16.01 of Article XVI of the Indenture concerning conditions precedent to the satisfaction and discharge of the Indenture.

NOW, THEREFORE, in consideration of the premises and of the full and final payment of all principal of and interest and premium, if any, on all bonds heretofore issued under the Indenture, and all other sums heretofore payable by the Company under the Indenture, the receipt whereof is hereby acknowledged, and of other good and valuable considerations, the Trustees do hereby take the following action pursuant to Section 16.01 of Article XVI of the Indenture:

ARTICLE I
Cancellation and Discharge
The Trustees do hereby cancel and discharge the lien of the Indenture and of all indentures supplemental thereto and by this Instrument does satisfy the lien of the Indenture and of all indentures supplemental thereto, and all covenants of the Company (MidAmerican Energy) in the Indenture are hereby cancelled.

ARTICLE II
Reconveyance and Transfer
The Trustees do hereby reconvey and transfer to MidAmerican Energy the trust estate, as defined in the Indenture.

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IN WITNESS WHEREOF, BNY Midwest Trust Company, successor to Harris Trust and Savings Bank, as Trustee as aforesaid, has caused this Instrument of Cancellation, Discharge, Reconveyance and Transfer to be signed on its behalf and named by one of its vice presidents and its corporate seal to be thereto affixed and duly attested by one of its assistant secretaries, and C. Potter, successor to Lynn Lloyd, as Individual Trustee as aforesaid, has hereto set her hand this 17th day of May, 2004.

BNY MIDWEST TRUST COMPANY,
Successor to Harris Trust and Savings Bank, Trustee
(SEAL)
	By:	/s/ J. Bartolini
J. Bartolini
Vice President

ATTEST:

/s/ D. G. Donovan
D. G. Donovan

/s/ C. Potter
C. POTTER, Success to
Lynn Lloyd, Individual Trustee

Signed, sealed and delivered by
BNY Midwest Trust Company and
C. Potter in our presence

/s/	M. Callahan
M. Callahan

/s/	R. Ellwanger
R. Ellwanger

STATE OF ILLINOIS	)
	)	ss.
COUNTY OF COOK	)

On this 17th day of May, 2004, before me, A. Hernandez, a Notary Public in and for Cook County, State of Illinois, personally appeared J. Bartolini and D. G. Donovan, to me personally known, who being by me duly sworn, did say that they are a vice president and an assistant secretary, respectively, of BNY Midwest Trust Company, Successor Trustee to Harris Trust and Savings Bank, a corporation of the State of Illinois; that the seal affixed to the foregoing instrument is the corporate seal of said corporation, and that said instrument was signed and sealed on behalf of the said corporation by authority of its Board of Directors; and the said persons acknowledged the execution of the said instrument as the voluntary act and deed of said corporation by it voluntarily executed.

WITNESS my hand and notarial seal the day and year in this certificate first above set forth.

(Notarial Seal)	/s/ A. Hernandez

Notary Public

STATE OF ILLINOIS	)
	)	ss.
COUNTY OF COOK	)

On this 17th day of May, 2004, before me, A. Hernandez, a Notary Public in and for Cook County, State of Illinois, personally appeared C. Potter, to me known to be the person named in and who executed the foregoing instrument, and acknowledged that she executed the same as her voluntary act and deed.

(Notarial Seal)	/s/ A. Hernandez

Notary Public
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